UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

The Honest Company, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following disclosure supplements the definitive proxy statement filed by The Honest Company, Inc. (the “Company” or “Honest”) with the Securities and Exchange Commission (“SEC”) on April 17, 2025, as revised by Amendment No. 1 to the definitive proxy statement filed by Honest with the SEC on April 29, 2025 (as amended and supplemented to date, the “Proxy Statement”), in connection with the solicitation of proxies by the Company’s board of directors (the “Board”) for the annual meeting of stockholders to be held on May 28, 2025 (the “Annual Meeting”), and any adjournments or postponements thereof. We encourage you to read the Proxy Statement as well as any other additional soliciting material we file with the SEC.

At the Annual Meeting, our stockholders will vote on the election of Michael Barkley, John R. (Jack) Hartung, and Carla Vernón as Class I Directors to serve until the 2028 annual meeting of stockholders. The Board has recommended that stockholders vote for the election of the three nominees named in the Proxy Statement, including Mr. Hartung. Mr. Hartung has been a member of our Board since 2022, currently serves as a member of our Audit Committee and Nominating and Corporate Governance Committee (the “Nominating Committee”), and following the Annual Meeting, will serve as a member of our Audit Committee and our Compensation Committee. The Nominating Committee and the Board have renominated Mr. Hartung to the Board because of his expertise overseeing financial and reporting functions at multiple public companies, and as a prior chief financial officer at a public company, along with his extensive public company leadership experience.

The Proxy Statement discloses that Mr. Hartung is the President and Chief Strategy Officer of Chipotle Mexican Grill, Inc. (“Chipotle”) and also serves on the board of directors of Portillos Inc., where he is a member of the audit committee. On May 6, 2025, Chipotle announced that Mr. Hartung will step down from his executive officer position effective June 1, 2025, and has agreed to remain with Chipotle as a senior advisor through early March 2026, when he will retire from Chipotle.

We recognize that the proxy voting guidelines of some of our investors would consider Mr. Hartung to be “overboarded” given his public company board commitments in addition to his role as a sitting executive officer and that this could result in “withhold” recommendations.

As a result of the announcement by Chipotle, we believe Mr. Hartung should not be considered to be “overboarded” under the voting guidelines of our investors. In addition to the disclosure we have already made about Mr. Hartung’s role on and contributions to the Board, we believe this change in Mr. Hartung’s role at Chipotle should address any remaining concern about his public company board commitments and potential “overboarding.”

The Board strongly encourages you to vote FOR Michael Barkley, John R. (Jack) Hartung and Carla Vernón on Proposal 1 at the Annual Meeting.

In addition, as disclosed in the Current Report on Form 8-K filed with the SEC on May 7, 2025, Honest announced the appointment of Curtiss Bruce as the Company’s Chief Financial Officer, effective June 2, 2025 (the “Effective Date”). In connection therewith, Mr. Loretta will retire as of the Effective Date from his current role as Chief Financial Officer of the Company, and his employment with the Company will terminate on June 16, 2025 (the “Departure Date”). Between the Effective Date and the Departure Date, Mr. Loretta will assist in the transition with the Company’s new Chief Financial Officer.

Voting Information:

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE ANNUAL MEETING.

Prior to the meeting, you may vote by any of the following methods if you are a record holder of Company shares:

•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from the Notice of Internet Availability of Proxy Materials (the “Notice”). Your telephone vote must be received by 11:59 p.m., Eastern Time on May 27, 2025 to be counted.
•To vote through the internet prior to the meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 27, 2025 to be counted.

If on March 31, 2025, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, or other similar organization, then you are a beneficial owner of shares held in “street name” and you should have received a Notice containing voting instructions from that organization rather than from Honest. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account.

You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Honest’s Corporate Secretary at 12130 Millennium Drive, #500, Los Angeles, CA 90094.
•You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent regarding how to revoke your proxy.